Exhibit 99.1

China Direct Industries to Acquire 80% Interest in Ruiming Magnesium for a Combination of $6.6 Million in Cash and Stock

Ruiming adds 14,000 metric tons of annual magnesium production capacity to its IMG branded operations to potentially generate up to $35 million in revenue per year at current price levels

Deerfield Beach, Fla., July 15, 2010 – China Direct Industries, Inc. (“China Direct Industries”) (NASDAQ: CDII), a U.S. owned holding company operating in China in two core business segments, pure magnesium production and distribution of basic materials, announced today that its board of directors has approved the acquisition of an 80% interest in Taiyuan Ruiming YiWei Magnesium Industry Co., Ltd. (“Ruiming Magnesium”) from Pine Capital Enterprises, Inc. (“Pine Capital”) and Taiyuan Yiwei Magnesium Industry Co., Ltd. (“Yiwei Magnesium”) for a combination of cash and stock of approximately $6.6 million.  In addition, Pine Capital and Yiwei Magnesium are entitled to receive an additional RMB 5.5 million (approximately $808,824) in cash or 622,172 shares of our common stock if Ruiming Magnesium achieves gross revenues of at least RMB 100 million (approximately $14.7 million) during its fiscal year ending September 30, 2011 with EBITDA of no less than RMB 1,200 per metric ton of goods produced during that fiscal year.

Ruiming Magnesium, an entity controlled by Yuwei Huang, an executive vice president and member of the China Direct Industries Board of Directors, will add 14,000 metric tons of annual magnesium production capacity, with the potential to generate up to $35 million in revenue per year at current price levels,  for the IMG branded operations of China Direct Industries.  Additionally, there is sufficient land for future expansion in the event of demand increases.  Ruiming Magnesium currently has an annual production capacity of 10,000 metric tons of magnesium powder and 4,000 tons of magnesium ingot enabling IMG to offer a wider array of magnesium products to its customers.  The acquisition of Ruiming Magnesium is part of the previously announced letter of intent between China Direct Industries and Taiyuan Yiwei Magnesium Group, Ltd. (“Yiwei Magnesium”) to acquire certain additional facilities owned by Yiwei Magnesium.

Commenting on the acquisition, Dr. James Wang, Chairman and CEO of China Direct Industries stated, “We continue to move forward with our consolidation plan to have our IMG branded magnesium operations emerge as the definitive industry leader and create a platform for stability and expansion in for the years to come.  This represents another step forward for us in partnership and under the centralized direction of Chairman Huang, one of the most experienced magnesium industry veterans.  We are more excited than ever to continue on our bold initiative and make our IMG brand known as the only U.S. publicly held source for large quantities of high quality magnesium products.”

About China Direct Industries, Inc.

China Direct Industries, Inc. (NASDAQ: CDII), is a U.S. owned holding company operating in China in two core business segments, pure magnesium production and distribution and distribution of basic materials in China. China Direct Industries also provides advisory services to China based companies in competing in the global economy. Headquartered in Deerfield Beach, Florida, China Direct Industries operates 8 subsidiaries throughout China. This infrastructure creates a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. For more information about China Direct Industries, please visit http://www.cdii.net.

DISCLOSURE NOTICE:

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Direct Industries, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning our ability to achieve full production capacity at Ruiming Magnesium and our prospects for sales and market prices of our magnesium products.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Transition Report on Form 10-K for the fiscal year ended September 30, 2009.

Contact Information:

For the Company:

China Direct Industries, Inc.
Richard Galterio or Lillian Wong
Investor Relations
Phone: 1-877-China-57
Email: richard.galterio@cdii.net
lillian.wong@cdii.net